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                                                                   Exhibit 10.16


                              EMPLOYMENT AGREEMENT

MADE this 13th day of June 2001, by and between SEEC, INC. a Pennsylvania Corporation, ("SEEC" hereinafter), and BRUCE W. CAMERON, an individual, ("EMPLOYEE" hereinafter);

WHEREAS, SEEC is in the business of developing and marketing business solutions consisting of software and services; and

WHEREAS, SEEC wishes to offer employment with SEEC, and EMPLOYEE wishes to accept such employment, on the terms and conditions set forth in this Agreement;

In consideration of the covenants contained herein, and intending to be legally bound hereby, the parties hereto do covenant and agree as follows:


1.   TERM AND SCOPE OF EMPLOYMENT.

1.1. Term. This Agreement will commence effective June 13, 2001, and will continue in full force and effect until terminated in accordance with its provisions.

1.2. Scope of Employment.

1.2.1 Title: EMPLOYEE will hold the position of SENIOR VICE PRESIDENT, WORLDWIDE SALES AND SERVICES and perform such duties and responsibilities as SEEC's President and Board of Directors may from time to time designate in connection with the said position. This position will include management and supervision of sales and services for SEEC and all of its branches and subsidiaries worldwide, including without limitation, SEEC's subsidiaries in the United Kingdom and India, and such branches as each of them may have, from time to time.

1.2.2 Duties. Initially, EMPLOYEE's duties are described IN EXHIBIT A, attached to and a part of this Agreement. SEEC expressly reserves the right, in the exercise of its sole discretion, to make changes in EMPLOYEE's duties and responsibilities, so long as such changes are appropriate to EMPLOYEE's position and do not amount to a demotion.

1.2.3 Exclusive Full Time Employment. During the term of EMPLOYEE's employment, EMPLOYEE shall work for SEEC exclusively, on a full time basis, and shall use his best efforts to further the best interests and welfare of SEEC. During the term of his employment, EMPLOYEE agrees that he will refrain from performing, directly or indirectly, any work or services whatsoever for any third person, without the written authorization of SEEC.

1.2.4 Policies and Regulations. EMPLOYEE agrees to abide by such lawful employment policies and regulations as SEEC may from time to time adopt, and such specific instructions and directions to EMPLOYEE as SEEC lawfully may give, from time to time.



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2. SALARY, INCENTIVE COMPENSATION AND FRINGE BENEFITS.

2.1 Start Work Date. EMPLOYEE's employment with SEEC will commence on June 13, 2001, and EMPLOYEE will start work on that date, but at EMPLOYEE's request, EMPLOYEE's Base Salary entitlement will start on July 1, 2001, to offset the time off that EMPLOYEE needs in July. EMPLOYEE shall have compensatory time off in July, for time worked in June, without such time off being charged to vacation.

2.2 Base Salary. EMPLOYEE shall be paid a gross annual salary of One Hundred Eighty Thousand Dollars ($180,000) ("Base Salary"), in periodic payments in accordance with such normal payroll practices as SEEC may adopt from time to time, and subject to required deductions for withholding taxes as well as EMPLOYEE authorized deductions.

2.3 Sign On Bonus. EMPLOYEE shall be paid a sign-on bonus of Twenty-Five Thousand ($25,000) Dollars, no later than July 12, 2001.

2.4 Incentive Compensation. For SEEC's Fiscal Year 2002, EMPLOYEE shall be entitled to incentive compensation, as set forth in EXHIBIT B attached to and a part of this Agreement.

2.5 Stock Options. EMPLOYEE will be granted incentive stock options ("ISOS") to purchase up to 100,000 shares of SEEC common stock pursuant to the provisions of the SEEC, Inc. 1997 Stock Option Plan ("PLAN"). The exercise price for the ISOs will be the fair market value of SEEC's stock as traded on the NASDAQ exchange at the grant date. ISOs for Ten Thousand (10,000) shares will vest 100% and be exercisable at six months following the grant date. ISOs for the remaining Ninety Thousand (90,000) shares will vest and become exercisable in equal portions over the next four years - 25% at each anniversary of the first grant date. The Plan provides for full vesting of ISOs in the event of a sale of SEEC that results in a Change of Control (all as more particularly set forth in the Plan, and subject to its provisions). Additional ISOs may be granted annually by the Board of Directors, based on EMPLOYEE's performance.

2.6 Fringe Benefits. EMPLOYEE will have all of the benefits that other SEEC executive officers have under SEEC's applicable insurance and other fringe benefits plans. These benefits will be implemented and administered in accordance with such employment policies as SEEC may adopt from time to time. SEEC reserves the right to change the provisions of its fringe benefit programs, their implementation, insurance carriers, and employment policies, at any time, and from time to time, which may result in changes to fringe benefits and policy provisions applicable to all employees. The insurances, plans and other fringe benefits are currently as follows:

            2.6.1 Comprehensive Medical and Dental insurance coverage under
                  SEEC's group plans, the premiums for which are currently paid 100% by SEEC;
            2.6.2 Term Life Insurance of up to $150,000 under SEEC's group policy;

            2.6.3 Long-term disability insurance, under SEEC's group policy;

            2.6.4 Immediate eligibility to participate in the SEEC 401K plan
                  (currently, SEEC makes no matching contributions);


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            2.6.5 Participation in SEEC's Employee Stock Purchase Plan, under which EMPLOYEE may voluntarily purchase shares of SEEC common stock at a discount of 15% off of market value on designated dates, through payroll deductions, up to maximums allowed by law;

            2.6.6 Paid Vacation of three (3) weeks per year, which will be increased to four (4) weeks per year after ten years of employment. Vacation accrues monthly;

            2.6.7 Paid Sick Days of up to five (5) days per year, as needed.
                  Sick days also accrue monthly;

            2.6.8 Ten (10) Paid Holidays per year consisting of seven (7) public holidays, and three (3) personal or floating holidays.

2.7 Reimbursements. SEEC will reimburse EMPLOYEE monthly, in accordance with SEEC's normal accounting practices, for all approved reasonable travel and other expenses which EMPLOYEE incurs due to activities required by SEEC. All air travel will be coach class, at the best rates available using leading carriers. SEEC will pay nominal costs where available, to upgrade (for additional "leg room"), if available coach class accommodations would be too constraining and uncomfortable.


3. INVENTIONS, DISCOVERIES AND IMPROVEMENTS.

3.1. Discoveries. All inventions, discoveries, improvements or copyrightable materials ("Discoveries") which EMPLOYEE conceives or makes, solely or in conjunction with others, during his period of employment with SEEC, in any field in which, during the term of this Agreement, SEEC is or plans to be engaged, and in all related fields, are the sole and exclusive property of SEEC. All such Discoveries made within two (2) years following termination of his employment shall be deemed to fall within this provision, unless EMPLOYEE bears the burden of proving, by evidence that is clear and convincing, that they were conceived and made after the termination of his employment with SEEC.

3.2. Disclosure and Assignment. EMPLOYEE agrees that he will promptly disclose all Discoveries to SEEC, and hereby assigns and conveys to SEEC all his right, title and interest in and to all such Discoveries. EMPLOYEE will assist SEEC, at its request, in preparing copyright, or patent applications, both United States and foreign, covering all such Discoveries, and will sign and deliver all documents, and, at SEEC's request, do all things reasonable or necessary to secure and protect SEEC's ownership interests in all Discoveries. All costs incidental to EMPLOYEE's performance under this Article, as requested by SEEC, shall be born by SEEC.


4. CONFIDENTIALITY OF PROPRIETARY INFORMATION.

4.1 Proprietary Information. For the purposes of this Agreement, "PROPRIETARY INFORMATION" means and includes all technical, commercial and business information to which EMPLOYEE obtains access during the course of his employment, including without limiting the generality of the foregoing, all



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memoranda, notes, computer data, software, methodology, know-how, spreadsheets, graphs, print-outs, customer lists, customer and trade data, materials and equipment data, market data, financial data, contracts, orders, plans, designs, drawings, processes, formulae, codes, apparatus, products, discoveries, inventions, bug-fixes, customer support information, improvements, and all other data, or information whatsoever, whether the same belongs to SEEC, any subsidiary, supplier or customer of SEEC, or to any other third party who may have an actual or potential business relationship with SEEC, regardless of whether verbal or recorded, regardless of whether or not such information is marked "Confidential" or "Proprietary", and regardless of whether or not such information falls within the common-law definition of trade secrets, and excluding only, information that is lawfully in the public domain.

4.2 Disclosure and Use. EMPLOYEE agrees to keep confidential all Proprietary Information to which he has access during the course of his employment. EMPLOYEE agrees that he shall be deemed to hold all Proprietary Information in trust for SEEC's sole benefit, and shall not use the same for any purpose, or disclose the same to any person, other than in the performance of his required employment duties for SEEC, without SEEC's written consent. Without limiting the generality of the foregoing, EMPLOYEE acknowledges that in the course of his employment, he may obtain access to the Proprietary Information of third parties who may have an actual or potential business relationship with SEEC, and that all such third parties shall be deemed third party beneficiaries of this Agreement.

4.3 Confidentiality Agreement. In addition to the foregoing provisions, EMPLOYEE agrees as a condition of his employment, to sign SEEC's Non-Disclosure and Intellectual Property Rights Agreement, a copy of which has already been made available to EMPLOYEE. This Agreement and the aforesaid Non-Disclosure and Intellectual Property Rights Agreement, supplement each other, and shall be construed together so as to give SEEC, its subsidiaries, and third party beneficiaries hereunder, the broadest protection allowed by law.


5. NON-COMPETE COVENANT.

5.1 Covenant. EMPLOYEE agrees that for a period of two (2) years after his employment with SEEC is terminated, he will not, directly or indirectly, work in the United States, India, Mexico or Canada, for any third party, or for himself, in marketing and selling software products in direct competition with the software products which were marketed or sold by SEEC while EMPLOYEE was employed by SEEC.

5.2 Exclusions. The non-compete covenant described in SECTION 5.1 above shall not be applicable in any of the following circumstances:

      5.2.1 If EMPLOYEE is laid off or terminated by SEEC without Cause (as defined herein); or

      5.2.2 If EMPLOYEE terminates this Agreement for Good Reason; or


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      5.2.3 If EMPLOYEE's employment is terminated for any reason that gives rise to the incurrence by SEEC of a severance obligation to EMPLOYEE under SECTION 6.2 of this Agreement.


6. TERMINATION.

6.1 Termination. Either SEEC or EMPLOYEE may terminate this Agreement at any time on written notice, with or without Cause, or Good Reason, as those terms are defined herein. Upon termination of employment, EMPLOYEE will be entitled to all bonuses, salary, unused vacation, and other compensation which has been earned through date of termination. All such amounts will be paid to EMPLOYEE after termination, in accordance with SEEC's normal accounting practices.

6.2 Entitlement to Severance Benefits: EMPLOYEE will not be entitled to any severance benefits if EMPLOYEE terminates his employment without Good Reason, or if SEEC terminates EMPLOYEE's employment for Cause. EMPLOYEE will be entitled to Severance Benefits as defined IN SECTION 6.3 below under any one or more of the following circumstances ("TRIGGERING EVENT"):

      6.2.1 If EMPLOYEE terminates his employment for Good Reason. "GOOD REASON" is defined as a material diminution by SEEC in any one or more of the following: EMPLOYEE's title, responsibilities, salary, benefits, incentives or other compensation;

      6.2.2 If SEEC terminates EMPLOYEE's employment without Cause. "CAUSE" is defined as any one or more of the following: negligence, failure, refusal or unwillingness to perform some or all of EMPLOYEE's duties in good faith and to the best of EMPLOYEE's ability, dishonesty, disloyalty, willful misconduct, unlawful conduct, fraud, embezzlement, unauthorized use of corporate funds, failure or refusal to abide by lawful management directions, or any other conduct that violates this Agreement;

      6.2.3 If EMPLOYEE's employment is terminated within twelve months of a sale of SEEC that results in a Change of Control. A "CHANGE OF CONTROL" means any one of more or the following:

            (i) Any merger, sale, or acquisition of SEEC which results in ownership or management of SEEC passing to one or more entities who do not currently own or manage the corporation; or

            (ii) An agreement by SEEC to consolidate or merge with any other entity pursuant to which SEEC will not be the continuing or surviving corporation or pursuant to which shares of the Common Stock of SEEC would be converted into cash, securities or other property, other than a merger of SEEC in which holders of the Common Stock of the surviving corporation immediately after the merger would have the same proportion of ownership of Common Stock of the surviving corporation immediately after the merger;


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            (iii) An agreement of SEEC to sell, lease, exchange or otherwise transfer in one transaction or a series of related transactions substantially all the assets of SEEC;

            (iv) The adoption of any plan or proposal for a complete or partial liquidation or dissolution of SEEC; or

            (v) An agreement by shareholders to sell more than 50% of the outstanding voting securities of SEEC in one or a series of related transactions other than a public offering of voting securities registered with the Securities and Exchange Commission.

6.3 Severance Benefits. "SEVERANCE BENEFITS" mean: Fifty percent (50%) of EMPLOYEE's then current Base Salary, payable over a period not to exceed twelve (12) months, at SEEC's regularly scheduled pay dates, subject to applicable withholding taxes.

6.4 Changes in Compensation or Other Changes: SEEC may change EMPLOYEE's Compensation Plan, (EXHIBIT B) after FY2002, from time to time, so long as all such changes are in writing, and signed by EMPLOYEE. All other provisions not specifically changed in writing shall be deemed to continue in full force and effect.

6.5 Survival of Provisions: Except as specified to the contrary in this Agreement, the following provisions shall survive termination of this
      Agreement: Section 3 Inventions Discoveries and Improvements; Section 4 Confidentiality of Proprietary Data; Section 5 Non-Compete Covenant; Sections 6.2 and 6.3 relating to entitlement to Severance Benefits; any obligation of SEEC to pay any compensation which has been earned but remains unpaid as of date of termination; and Section 7 Miscellaneous, to the extent necessary to determine and enforce any post-termination rights or remedies arising out of or related to this Agreement.

7. MISCELLANEOUS.

7.1 Notices. Any notices required or permitted to be sent under the terms of this Agreement shall be sent to the parties as follows, or to such new address as a party may designate in writing. If a party is aware that the following address is incorrect, the party shall send written notices to both the address set forth below, and to the last known address of the other party.

TO SEEC AT:                                          TO EMPLOYEE AT:

Park West One, Suite 200                             502 Oxmoor Court,
1500 Cliff Mine Road,                                St. Charles, IL  60175.
Pittsburgh, PA 15275.



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7.2 Governing Law. This Agreement and all causes of action related to or arising out of the employment relationship, shall be governed by the laws of the Commonwealth of Pennsylvania, and, where applicable, the laws of the United States, excluding only their respective conflict of laws provisions, and not by the laws of any other jurisdiction.

7.3 Contrary to Law. If any provision of this Agreement is in violation of applicable laws prevailing at the time of dispute, the applicable provision shall be modified by agreement of the parties, or by the adjudicating tribunal as applicable, so as to effectuate the intent of this Agreement to the fullest extent permitted under applicable law.

7.4 Binding Arbitration. The parties agree that all claims, disputes, causes of action, and other matters in question between them, arising out of or related to this Agreement, or the employment relationship, whether sounding in contract, tort, or any other cause of action whatsoever, shall be decided only by common-law arbitration in Pittsburgh, PA, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then prevailing, unless the parties mutually agree otherwise; provided however, SEEC shall have the right to obtain preliminary temporary or permanent injunctive relief from a court of appropriate jurisdiction. The parties agree that with regard to all claims, disputes, causes of action and remedies, relating to, or arising out of this Agreement, the American Arbitration Association, and the Federal and State Courts in Pittsburgh, PA and applicable appellate courts, shall have jurisdiction over their persons.

7.5 Rights and Obligations. Except where this Agreement provides to the contrary, the duties and obligations imposed by this Agreement, and the rights and remedies available hereunder, shall be in addition to and not in limitation of, any duties, obligations, rights and remedies otherwise imposed or available in law or in equity.

7.6. Waiver. Except where this Agreement provides to the contrary, no action or failure to act by either party shall constitute a waiver of any right or duty accorded to any party under this Agreement, nor shall any such action or failure to act constitute an approval of, or acquiescence in, any breach hereunder, except as may be specifically agreed in writing.

7.7 Integration and Amendments. The provisions of this Agreement constitute the full understanding of the parties, a complete allocation of the risks between them, and a complete and exclusive statement of the terms and conditions of their agreement on the subject matter hereof. No conditions, representations, understandings, or agreements, not contained herein, and purporting to modify, waive, vary, explain or supplement the terms or conditions of this contract shall be binding unless hereafter made in writing and signed by a duly authorized representative of the party to be bound.



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7.8 Assignment. This is an Agreement for personal services, and any attempted assignment by EMPLOYEE of the rights and obligations created by this Agreement during EMPLOYEE's employment shall be void. SEEC may at any time assign its rights, obligations and interests in this Agreement. Except as provided to the contrary herein, the terms and conditions of this Agreement shall be binding on the parties, their respective executors, personal representatives, heirs, successors in interest and assigns.


EFFECTIVE DATE:  JUNE 13, 2001.

SEEC, INC.,



By:  /S/  Ravindra Koka                            /S/   Bruce W. Cameron
    ----------------------------                   -----------------------------
                                                   Signature of Bruce W. Cameron

Print Name:   Ravindra Koka

Title:   President & C.E.O.



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